PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES FOURTH QUARTER 2010 FINANCIAL RESULTS;
ADJUSTED FFO OF $0.46 PER SHARE FOR THE FOURTH QUARTER

HUNT VALLEY, MARYLAND – February 17, 2011 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the “Company” or “Omega”) today announced its results of operations for the quarter and fiscal year ended December 31, 2010.  The Company also reported Funds From Operations (“FFO”) available to common stockholders for the three months ended December 31, 2010 of $28.4 million or $0.29 per common share.  The $28.4 million of FFO available to common stockholders for the fourth quarter of 2010 includes interest refinancing costs of approximately $16.0 million, $0.5 million of non-cash restricted stock expense, a $149 thousand net loss associated with owned and operated assets and $64 thousand of costs associated with 2010 acquisitions.  The $16.0 million of interest refinancing costs related to the write-off of deferred financing costs and prepayment costs associated with (i) the repayment of a $100 million term loan and the (ii) tender and redemption of all of the Company’s outstanding $310 million, 7% Senior Notes due 2014.  FFO is presented in accordance with the guidelines for the calculation and reporting of FFO issued by the National Association of Real Estate Investment Trusts (“NAREIT”).  Adjusted FFO was $0.46 per common share for the three months ended December 31, 2010.  FFO and Adjusted FFO are non-GAAP financial measures.  Adjusted FFO is calculated as FFO available to common stockholders less certain non-cash items and certain items of revenue or expense, including, but not limited to: results of operations of owned and operated facilities during the period, expenses associated with acquisitions and restricted stock expense.  For more information regarding FFO and Adjusted FFO, see the “Funds From Operations” section below.

GAAP NET INCOME

For the three-month period ended December 31, 2010, the Company reported net income of $5.0 million and net income available to common stockholders of $2.7 million, or $0.03 per diluted common share on operating revenues of $71.1 million.  This compares to net income of $16.2 million and net income available to common stockholders of $14.0 million, or $0.16 per diluted common share on operating revenues of $49.4 million, for the same period in 2009.

For the twelve-month period ended December 31, 2010, the Company reported net income of $58.4 million, net income available to common stockholders of $49.4 million, or $0.52 per diluted common share on operating revenues of $258.3 million.  This compares to net income of $82.1 million, net income available to common stockholders of $73.0 million, or $0.87 per diluted common share on operating revenues of $197.4 million, for the same period in 2009.

The year-to-date decreases in both net income and net income available to common stockholders were primarily due to: (i) costs related to the early retirement of debt obligations in 2010; (ii) increased depreciation expense associated with approximately $900 million of new investments (including capital improvements) made throughout 2009 and 2010; (iii) increased interest expense associated with debt instruments issued in 2010; (iv) increased interest expense associated with debt assumed in connection with the CapitalSource Inc. (“CapitalSource”) asset acquisitions; (v) the incremental impact of proceeds received from a 2009 legal settlement versus a 2010 legal settlement; and (vi) increased general and administrative expenses resulting from the new investments.  This impact was partially offset by: (a) revenue associated with the new investments completed in 2010; (b) a $1.5 million reduction in the net loss associated with owned and operated assets; and (c) $0.8 million gain from two mortgage backed securities that were sold in the second quarter of 2010.

2010 SIGNIFICANT HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•	In January 2010, the Company increased its quarterly common dividend per share from $0.30 to $0.32.
•	In February 2010, the Company issued $200 million aggregate principal amount of its 7 ½% senior unsecured notes due 2020.
•	In February 2010, the Company repaid $59 million of mortgage debt it assumed as part of the December 2009 CapitalSource asset acquisition.
•	In April 2010, the Company entered into a new $320 million revolving senior secured credit facility.
•	In June 2010, the Company closed on the purchase of the remaining 103 long-term care facilities from CapitalSource for $589 million.
•	In June 2010, the Company established a $140 million 2010 Equity Shelf Program for a continuous at-the-market offering of common stock.
•	In July 2010, the Company increased its quarterly common dividend per share from $0.32 to $0.36.
•	In October 2010, the Company issued $225 million aggregate principal amount of its 6¾% senior unsecured notes due 2022.
•	In October 2010, the Company terminated and repaid its $100 million Credit Agreement with General Electric Capital Corporation.
•	In October 2010, the Company increased its quarterly common dividend per share from $0.36 to $0.37.
•	In October 2010, the Company announced an exchange offer for its outstanding $200 million 7½% Senior Notes due 2020 issued in February 2010.
•	In November 2010, the Company issued $350 million aggregate principal amount of its 6¾% senior unsecured notes due 2022.
•	During the fourth quarter of 2010, the Company tendered and/or redeemed all of its outstanding $310 million 7% Senior Notes due 2014.
•	During the twelve-months ended December 31, 2010, the Company sold 6.7 million shares of its common stock under its Equity Shelf Program generating net proceeds of $139 million.
•
During the twelve-months ended December 31, 2010, the Company sold 3.0 million shares of its common stock under its Dividend Reinvestment and Direct Stock Purchase Program generating net proceeds of $61 million.

•	In February 2011, the Company called all of its outstanding shares of 8.375% Series D Cumulative Redeemable Preferred Stock, valued at $108.5 million, for redemption on March 7, 2011.

FOURTH QUARTER 2010 RESULTS

Operating Revenues and Expenses – Operating revenues for the three months ended December 31, 2010, excluding nursing home revenues of owned and operated assets and therefore on a non-GAAP basis, were $71.1 million.  Operating expenses for the three months ended December 31, 2010, excluding nursing home expenses for owned and operated assets, totaled $29.1 million, and was comprised of $25.7 million of depreciation and amortization expense, $2.8 million of general and administrative expense, $0.5 million of restricted stock expense and $64 thousand of expense associated with the CapitalSource asset acquisitions.  A reconciliation of these amounts to revenues and expenses reported in accordance with GAAP is provided at the end of this release.

Other Income and Expense – Other income and expense for the three months ended December 31, 2010 was a net expense of $36.9 million and was primarily comprised of $20.0 million of interest expense, $0.9 million of amortized deferred financing costs and $16.0 million of interest refinancing expense related to the early retirement of debt obligations in 2010.

Funds From Operations – For the three months ended December 31, 2010, reportable FFO available to common stockholders was $28.4 million, or $0.29 per common share on 99 million weighted-average common shares outstanding, compared to $24.9 million, or $0.29 per common share on 86 million weighted-average common shares outstanding, for the same period in 2009.

The $28.4 million of FFO for the three months ended December 31, 2010 includes the impact of approximately $16.0 million in interest refinancing expense, $0.5 million of non-cash restricted stock expense, a $149 thousand net loss associated with owned and operated assets and $64 thousand of costs associated with 2010 acquisitions.  The $16.0 million of interest refinancing costs related to the write-off of deferred financing costs and prepayment costs associated with the  (i) repayment of a $100 million term loan and (ii) tender and redemption of all of the Company’s outstanding $310 million, 7% Senior Notes due 2014.

The $24.9 million of FFO for the three months ended December 31, 2009 includes the impact of $3.9 million in uncollectible accounts receivable and deferred revenue related to one operator, $1.6 million of acquisition deal related expense, $0.5 million of non-cash restricted stock expense, and $3 thousand of net income associated with owned and operated assets.

Adjusted FFO was $45.1 million, or $0.46 per common share, for the three months ended December 31, 2010, compared to $30.8 million, or $0.36 per common share, for the same period in 2009.  The Company had 13.3 million additional weighted-average shares for the three months ended December 31, 2010 compared to the same period in 2009.  The increase in weighted-average common shares was primarily a result of: (i) approximately 6.9 million common shares issued under the Company’s 2009 and 2010 Equity Shelf Programs; (ii) approximately 3.7 million shares of common stock issued to CapitalSource as part of the December 2009 and June 29, 2010 asset acquisitions; and (iii) approximately 3.0 million common shares issued under the Company’s Dividend Reinvestment and Common Stock Purchase Plan.  For further information see “Funds From Operations” below.

2010 ANNUAL RESULTS

Operating Revenues and Expenses – Operating revenues for the twelve months ended December 31, 2010, when excluding nursing home revenues of owned and operated assets, were $251.0 million.  Operating expenses for the twelve months ended December 31, 2010, when excluding nursing home expenses of owned and operated assets, totaled $101.4 million, and was comprised of $84.6 million of depreciation and amortization expense, $12.8 million of general and administrative expense, $2.2 million of restricted stock compensation expense, $1.6 million of acquisition deal related expense, and a non-cash real estate impairment of $0.2 million.

Other Income and Expense – Other income and expense for the twelve months ended December 31, 2010 was a net expense of $90.5 million and was primarily comprised of $67.3 million of interest expense, $3.8 million of deferred financing amortization costs and $19.5 million of interest refinancing expenses.

Funds From Operations – For the twelve months ended December 31, 2010, reportable FFO available to common stockholders was $134.0 million, or $1.42 per common share, compared to $117.0 million, or $1.40 per common share, for the same period in 2009.  The $134.0 million of FFO for 2010 includes the impact of: (i) $19.5 million of interest refinancing expense; (ii) $2.2 million of non-cash restricted stock expense; (iii) $1.6 million of acquisition deal related expense; (iv) $1.1 million in proceeds associated with a legal settlement; (v) an $0.8 million gain on the sales of two mortgage backed securities that were bought in the first quarter of 2010 and sold in the second quarter of 2010; (vi) a $0.7 million net loss associated with owned and operated assets; and (vii) a real estate impairment of $0.2 million.  The $19.5 million of interest refinancing expense was comprised of: (a) a charge of approximately $3.5 million related to the write-off of deferred financing costs associated with the termination of the Company’s 2009 credit facility in the second quarter of 2010; (b) $5.2 million related to the write-off of deferred financing costs and a penalty payment associated with the $100 million GECC term loan paid-off in October 2010; and (c) $10.8 million related to the tender and redemption of all of the Company’s outstanding $310 million 7% Senior Notes due 2014.

The $117.0 million of FFO for twelve months ended December 31, 2009 includes: (i) a $4.5 million legal settlement; (ii) $3.9 million in uncollectible accounts receivable and deferred revenue related to one operator; (iii) a $2.2 million net loss associated with owned and operated assets; (iv) $1.9 million of non-cash restricted stock expense; (v) $1.6 million of acquisition deal related expense; (vi) $0.5 million write-off of deferred financing credit facility costs; and (vii) $0.2 million of a real estate impairment.

When excluding the above mentioned non-cash or non-recurring items in 2010 and 2009, adjusted FFO was $156.1 million, or $1.66 per common share for the twelve months ended December 31, 2010, compared to $122.7 million, or $1.47 per common share, for the same period in 2009.  For further information see the attached “Funds From Operations” schedule and notes.

2010 FINANCING ACTIVITIES

$350 Million Senior Notes Issuance – On November 23, 2010, the Company sold $350 million aggregate principal amount of its 6¾% Senior Notes due 2022.  These notes were sold at an issue price equal to 103% of their face value (equivalent to a 6.26% yield per annum), before the initial purchasers’ discount resulting in gross proceeds to the Company of approximately $361 million.

Tender and Redemption of $310 Million 7% Senior Notes due 2014 – On November 8, 2010, the Company commenced a tender offer to purchase for cash any and all of its outstanding $310 million aggregate principal amount of 7% Senior Notes due 2014 (the “2014 Notes”).  Omega paid holders of the 2014 Notes consent payments aggregating approximately $7.9 million over the face amount of the 2014 Notes, and wrote-off approximately $3.1 million of deferred financing costs and other related expenses in connection with the repurchase.  Pursuant to the terms of the tender offer, which expired on December 8, 2010, Omega purchased $264.7 million aggregate principal amount of the 2014 Notes.

On December 16, 2010, the Company redeemed the remaining $45.3 million aggregate principal amount of the 2014 Notes at a redemption price of 102.333% of the principal amount thereof, plus accrued and unpaid interest on the 2014 Notes up to the redemption date.  Upon redemption, the 2014 Notes, the Indenture governing the 2014 Notes and the related guarantees were terminated.

$200 Million Senior Notes Exchange – On October 20, 2010, the Company exchanged $200 million of its 7½% Senior Notes due 2020 (the “2020 Notes”) that had been registered under the Securities Act of 1933 for $200 million of its outstanding 7½% Senior Notes due 2020.  The 2020 Notes were sold in February 2010 in a private placement at an issue price of 98.278% of the principal amount of the 2020 Notes resulting in gross proceeds to the Company of approximately $197 million.

$100 Million Term Loan Repayment – On October 6, 2010, the Company terminated its Credit Agreement with General Electric Capital Corporation.  The Credit Agreement previously provided the Company with a five-year $100 million term loan.  In connection with the termination, the Company repaid the outstanding principal amount of the loan plus a prepayment premium of $3 million. As a result, for the three month period ended December 31, 2010, the Company recorded a non-cash charge of approximately $2.2 million relating to the write-off of deferred financing costs associated with the termination of the Credit Agreement.

$225 Million Senior Notes Issuance – On October 4, 2010, the Company sold $225 million aggregate principal amount of its 6¾% Senior Notes due 2022.  These notes were sold at an issue price of 98.984% of the principal amount of the notes resulting in gross proceeds to the Company of approximately $223 million.

1.0 Million Share Common Stock Issuance – On June 29, 2010, the Company issued 1.0 million shares of its common stock to CapitalSource as part of the June 29, 2010 CapitalSource asset acquisition.  For further information see the “Portfolio Developments” section below.

$140 Million 2010 Equity Shelf Program – On June 25, 2010, the Company entered into separate equity distribution agreements to sell shares of its common stock having an aggregate gross sales price of up to $140,000,000 (the “Agreements”) with several financial institutions, each as sales agents and/or principal (collectively, the “Managers”). Under the terms of the Agreements, the Company may from time to time offer and sell shares of its common stock having an aggregate gross sales price of up to $140,000,000 through or to the Managers. Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices, or as otherwise agreed with the Managers.  The Company will pay each Manager, in its capacity as sales agent, a fee equal to 2% of the gross sales price of shares sold through such Manager.

$320 Million Credit Facility – On April 13, 2010, the Company entered into a new $320 million revolving senior secured credit facility (the “2010 Credit Facility”).  The 2010 Credit Facility replaced the Company’s previous $200 million revolving senior secured credit facility (the “2009 Credit Facility”).  The 2010 Credit Facility matures on April 13, 2014.  The 2010 Credit Facility includes an “accordion feature” that permits the Company to expand its borrowing capacity to $420 million during its first three years.

The 2010 Credit Facility is priced at LIBOR plus an applicable margin (ranging from 325 basis points to 425 basis points) based on the Company’s consolidated leverage and is not subject to a LIBOR floor.

For the three month period ended June 30, 2010, the Company recorded a charge of approximately $3.5 million relating to the write-off of deferred financing costs associated with the termination of the 2009 Credit Facility.

$59 Million Mortgage Debt Repayment – In connection with the December 2009 CapitalSource asset acquisition, the Company assumed $59.4 million of 6.8% mortgage debt maturing on December 31, 2011.  Proceeds from the 2020 Notes sold in February 2010 were used to repay the assumed mortgage debt on February 16, 2010.

Equity Shelf Program and the Dividend Reinvestment and Direct Stock Purchase Plan – During the twelve-months ended December 31, 2010, the Company sold the following shares of its common stock:

Equity Shelf (At-The-Market) Program for 2010
(in thousands, except price per share)

	Q1	Q2	Q3	Q4	Year
	Total	Total	Total	Total	To Date

Number of Shares	1,859	1,927	3,002	76	6,864
Average Price per Share	$19.82	$19.20	$21.21	$22.24	$20.28
Net Proceeds	$36,851	$37,006	$63,687	$1,690	$139,234

Dividend Reinvestment and Direct Stock Purchase Program for 2010
(in thousands, except price per share)

	Q1	Q2	Q3	Q4	Year
	Total	Total	Total	Total	To Date

Number of Shares	641	771	742	806	2,960
Average Price per Share	$19.08	$19.86	$20.95	$21.63	$20.45
Net Proceeds	$12,224	$15,321	$15,549	$17,445	$60,539

2010 PORTFOLIO DEVELOPMENTS AND RECENT DEVELOPMENTS

Formation Capital, Connecticut Facilities – In January 2011, upon the Company’s request, a complaint was filed by the State of Connecticut, Commissioner of Social Services, the Superior Court, Judicial District of Hartford, Connecticut appointing a receiver to oversee the Company’s four Connecticut skilled nursing facilities (“SNFs”).  The facilities were leased and operated by affiliates of Formation Capital (“Formation”) and were managed by Genesis HealthCare (“Genesis”).

The receiver is responsible for operating the facilities and funding all operational expenses incurred after the appointment of the receiver.  It is anticipated that the receiver will establish a bidding process and procedure for the leasehold interests that are the subject of the receivership action, and it is anticipated that the receiver will coordinate with the Company in respect of the bidding process and the ultimate transition of the facilities to a new operator via the sale of the leasehold interests.  It is, however, possible that the receiver will recommend the closure of one or more of these facilities.  At December 31, 2010, the Company had a net investment of approximately $26 million in these four facilities.

The remaining eleven Formation facilities continue to be leased by Formation under the existing Master Lease, and managed by Genesis.

Mortgage Loan – In December 2010, the Company entered into a $15.9 million first mortgage loan with a new operator.  The loan encompasses three SNFs, totaling 240 beds, located in Florida.  The term of the mortgage is 20 years and bears an initial interest rate of 10%, with annual escalators.

Construction-to-Permanent Mortgage Loans – In August 2010, the Company agreed to extend four construction-to-permanent mortgage loans to affiliates of Ciena Health Care Management Inc. for the purpose of constructing four new SNFs in Michigan.  Each of the loans will have a ten year maturity from the completion of construction of the applicable facility and will bear interest at an annual rate of 12.5%.  As of December 31, 2010, the Company disbursed approximately $4.2 million for the construction of a 120 bed facility and approximately $0.6 million for the construction of a 113 bed facility both located in Michigan.

CapitalSource Acquisitions – On June 29, 2010, the Company purchased 40 long-term care facilities from affiliates of CapitalSource pursuant to the securities purchase agreement executed and announced in November of 2009, for an aggregate purchase price of approximately $270 million, consisting of the assumption of $182 million of indebtedness guaranteed by the U.S. Department of Housing and Urban Development (“HUD”), $20 million of other indebtedness, $65 million cash and $3 million of Omega common stock.   In addition, Omega issued to an affiliate of CapitalSource an additional $15 million of Omega common stock as consideration for certain escrow amounts transferred at closing.

The $182.0 million of assumed HUD debt is comprised of 29 HUD mortgage loans.  Eleven of the HUD loans had a face value of $53.2 million with a blended interest rate of 6.61% and maturities between January 2036 and May 2040.  The face value of the remaining 18 HUD loans assumed was $128.8 million with an interest rate of 4.85% and maturities between January 2040 and January 2045.  The $20 million of other indebtedness was comprised of five separate $4.0 million subordinated 9% notes that mature in December 2021.

On June 9, 2010, the Company purchased 63 long-term care facilities from affiliates of CapitalSource for an aggregate purchase price of approximately $293 million in cash.

The combined 103 facilities acquired from CapitalSource, representing 11,409 available beds located in 20 states, are part of 43 in-place triple net leases among 20 operators.

Owned and Operated Assets – On June 1, 2010, the two Vermont owned and operated facilities had their license transferred to a third party operator, and the facilities are now part of the Formation Capital (“Formation”) master lease.  In 2008, Genesis Healthcare (“Genesis”) entered into a long-term management agreement with Formation to oversee the day-to-day operations of these two facilities.  The Company’s consolidated financial statements include the financial position and results of operations of the Vermont facilities from July 7, 2008 to May 31, 2010.  As a result of the transition to Formation, effective June 1, 2010, and since the Company no longer operates any facilities, the revenues and expenses of these entities are not included in the Company’s consolidated statements of income after June 1, 2010.

DIVIDENDS

Common Dividends – On January 14, 2011, the Company’s Board of Directors announced a common stock dividend of $0.37 per share.  The common dividend was paid February 15, 2011 to common stockholders of record on January 31, 2011.

Series D Preferred Dividends – On January 14, 2011, the Company’s Board of Directors also declared its regular quarterly dividend for the 8.375% Series D Cumulative Redeemable Preferred Stock (“Series D Preferred Stock”).  The preferred dividend was paid February 15, 2011 to preferred stockholders of record on January 31, 2011.  Series D Preferred Stockholders of record were paid dividends in the approximate amount of $0.52344 per preferred share.  The liquidation preference for the Company’s Series D Preferred Stock is $25.00 per share.  Regular quarterly preferred dividends represent dividends for the period November 1, 2010 through January 31, 2011.

Series D Preferred Redemption – On February 3, 2011, the Company announced that it has called for redemption all of the outstanding shares of its 8.375% Series D Cumulative Redeemable Preferred Stock (NYSE:OHIPRD; CUSIP: 681936-40-7).

The redemption date for the Series D Preferred Stock will be March 7, 2011, and the redemption price will be $25.00 per share of Series D Preferred Stock plus accrued and unpaid dividends up to and including the redemption date, for an aggregate redemption price of $25.21519 per share.  On and after the redemption date, dividends on the shares of Series D Preferred Stock will cease to accrue, the Series D Preferred Stock will cease to be outstanding, and holders of the Series D Preferred Stock will have only the right to receive the redemption price.

In connection with the redemption of the Series D Preferred Stock, the Company will write-off $3.4 million of preferred stock issuance costs that will reduce first quarter 2011 net income attributable to common stockholders by approximately $0.03 per common share.

2011 ADJUSTED FFO GUIDANCE

The Company currently expects its 2011 Adjusted FFO available to common stockholders to be between $1.80 and $1.86 per diluted share.

The Company's Adjusted FFO guidance for 2011 excludes the impact of gains and losses from the sale of assets, additional divestitures, certain revenue and expense items, capital transactions and restricted stock amortization expense.  A reconciliation of the Adjusted FFO guidance to the Company's projected GAAP earnings is provided on a schedule attached to this press release.  The Company may, from time to time, update its publicly announced Adjusted FFO guidance, but it is not obligated to do so.

The Company's Adjusted FFO guidance is based on a number of assumptions, which are subject to change and many of which are outside the control of the Company.  If actual results vary from these assumptions, the Company's expectations may change.  Without limiting the generality of the foregoing, the completion of acquisitions, divestitures, capital and financing transactions, and variations in restricted stock amortization expense, that may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results.

TAX TREATMENT FOR 2010 DIVIDENDS

Common Dividends – On February 16, 2010, May 17, 2010, August 16, 2010 and November 15, 2010, the Company paid dividends to its common stockholders in the per share amounts of $0.32, $0.32, $0.36 and $0.37, for stockholders of record on January 29, 2010, April 30, 2010, July 30, 2010 and October 29, 2010, respectively.  The Company has determined that 43.26% of the common dividends paid in 2010 should be treated for tax purposes as a return of capital, with the balance of 56.74% treated as an ordinary dividend.

Preferred D Dividends –The Company has determined that 100% of all dividends on Series D Preferred Stock in 2010 should be treated for tax purposes as an ordinary dividend.

CONFERENCE CALL

The Company will be conducting a conference call on Thursday, February 17, 2011, at 10 a.m. Eastern to review the Company’s 2010 fourth quarter results and current developments.  Analysts and investors interested in participating are invited to call (877) 303-7604 from within the United States or (760) 666-3606 from outside the United States, using pass code 43957997.

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “earnings call” icon on the Company’s home page.  Webcast replays of the call will be available on the Company’s website for two weeks following the call.

*   *   *   *   *   *

The Company is a real estate investment trust investing in and providing financing to the long-term care industry.  At December 31, 2010, the Company owned or held mortgages on 399 skilled nursing facilities, assisted living facilities and other specialty hospitals with approximately 46,296 licensed beds (44,502 available beds) located in 35 states and operated by 50 third-party healthcare operating companies.  In addition, the Company has one closed facility currently held for sale.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
________________________

This announcement includes forward-looking statements, including without limitation the information under the heading “2011 Adjusted FFO Guidance.”  Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Company’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of the Company’s operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of the Company’s mortgages, and impede the ability of the Company to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) the Company’s ability to maintain its credit ratings; (vii) competition in the financing of healthcare facilities; (viii) the Company’s ability to maintain its status as a real estate investment trust; (ix) the Company’s ability to manage, re-lease  or sell any owned and operated facilities; (x) the Company’s ability to sell closed or foreclosed assets on a timely basis and on terms that allow the Company to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare finance industry; (xii) the potential impact of a general economic slowdown on governmental budgets and healthcare reimbursement expenditures; and (xiii) other factors identified in the Company’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and the Company’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.  The Company undertakes no obligation to update any forward-looking statements contained in this announcement.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
Unaudited
(in thousands)
	December 31,	December 31,
	2010	2009

ASSETS
Real estate properties
Land and buildings	$2,366,856	$1,669,843
Less accumulated depreciation	(380,995)	(296,441)
Real estate properties – net	1,985,861	1,373,402
Mortgage notes receivable – net	108,557	100,223
	2,094,418	1,473,625
Other investments – net	28,735	32,800
	2,123,153	1,506,425
Assets held for sale – net	670	877
Total investments	2,123,823	1,507,302

Cash and cash equivalents	6,921	2,170
Restricted cash	22,399	9,486
Accounts receivable – net	92,819	81,558
Other assets	57,172	50,778
Operating assets for owned and operated properties	873	3,739
Total assets	$2,304,007	$1,655,033

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving line of credit	$—	$94,100
Secured borrowings	201,296	159,354
Unsecured borrowings – net	975,669	484,695
Accrued expenses and other liabilities	121,859	49,895
Operating liabilities for owned and operated properties	1,117	1,762
Total liabilities	1,299,941	789,806

Stockholders’ equity:
Preferred stock issued and outstanding – 4,340 shares Series D with an aggregate liquidation preference of $108,488	108,488	108,488
Common stock $.10 par value authorized – 200,000 shares: issued and outstanding – 99,233 shares as of December 31, 2010 and 88,266 as of December 31, 2009	9,923	8,827
Common stock – additional paid-in-capital	1,376,131	1,157,931
Cumulative net earnings	580,824	522,388
Cumulative dividends paid	(1,071,300)	(932,407)
Total stockholders’ equity	1,004,066	865,227
Total liabilities and stockholders’ equity	$2,304,007	$1,655,033

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(in thousands, except per share amounts)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues
Rental income	$67,744	$40,842	$232,772	$164,468
Mortgage interest income	2,682	2,915	10,391	11,601
Other investment income – net	654	658	3,936	2,502
Miscellaneous	34	73	3,886	437
Nursing home revenues of owned and operated assets	-	4,885	7,336	18,430
Total operating revenues	71,114	49,373	258,321	197,438

Expenses
Depreciation and amortization	25,743	11,680	84,623	44,694
General and administrative	2,841	2,343	12,843	9,824
Restricted stock expense	455	479	2,211	1,918
Acquisition costs	64	1,561	1,554	1,561
Impairment loss on real estate properties	-	-	155	159
Provision for uncollectible accounts receivable	-	2,765	-	2,765
Nursing home expenses of owned and operated assets	149	4,882	7,998	20,632
Total operating expenses	29,252	23,710	109,384	81,553

Income before other income and expense	41,862	25,663	148,937	115,885
Other income (expense):
Interest and other investment income	17	2	105	21
Interest	(19,990)	(9,421)	(67,340)	(36,077)
Interest – amortization of deferred financing costs	(899)	(782)	(3,780)	(2,472)
Interest – refinancing costs	(16,021)	-	(19,482)	(526)
Litigation settlements	-	-	-	4,527
Total other expense	(36,893)	(10,201)	(90,497)	(34,527)

Income before gain (loss) on assets sold, net	4,969	15,462	58,440	81,358
Gain (loss) on assets sold – net	-	777	(4)	753
Net income	4,969	16,239	58,436	82,111
Preferred stock dividends	(2,272)	(2,272)	(9,086)	(9,086)
Net income available to common stockholders	$2,697	$13,967	$49,350	$73,025

Income per common share available to common stockholders:
Basic:
Income from continuing operations	$0.03	$0.16	$0.52	$0.87
Net income	$0.03	$0.16	$0.52	$0.87
Diluted:
Income from continuing operations	$0.03	$0.16	$0.52	$0.87
Net income	$0.03	$0.16	$0.52	$0.87

Dividends declared and paid per common share	$0.37	$0.30	$1.37	$1.20

Weighted-average shares outstanding, basic	98,655	85,515	94,056	83,556
Weighted-average shares outstanding, diluted	98,843	85,584	94,237	83,649

Components of other comprehensive income:
Net income	$4,969	$16,239	$58,436	$82,111
Total comprehensive income	$4,969	$16,239	$58,436	$82,111

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net income available to common stockholders	$2,697	$13,967	$49,350	$73,025
(Deduct gain) add back loss from real estate dispositions	—	(777)	4	(753)
Sub-total	2,697	13,190	49,354	72,272
Elimination of non-cash items included in net income:
Depreciation and amortization	25,743	11,680	84,623	44,694
Funds from operations available to common stockholders	$28,440	$24,870	$133,977	$116,966

Weighted-average common shares outstanding, basic	98,655	85,515	94,056	83,556
Effect of restricted stock awards	179	60	171	82
Assumed exercise of stock options	—	9	3	10
Deferred stock	9	—	7	1
Weighted-average common shares outstanding, diluted	98,843	85,584	94,237	83,649

Fund from operations per share available to common stockholders	$0.29	$0.29	$1.42	$1.40

Adjusted funds from operations:
Funds from operations available to common stockholders	$28,440	$24,870	$133,977	$116,966
Deduct litigation settlements	—	—	(1,111)	(4,527)
Deduct unamortized securities discount	—	—	(789)	—
Deduct nursing home revenues	—	(4,885)	(7,336)	(18,430)
Add back non-cash provision for uncollectible accounts receivable and deferred revenue	—	3,935	—	3,935
Add back non-cash provision for impairments on real estate properties	—	—	155	159
Add back nursing home expenses	149	4,882	7,998	20,632
Add back one-time interest refinancing expense	16,021	—	19,482	526
Add back acquisition costs	64	1,561	1,554	1,561
Add back non-cash restricted stock expense	455	479	2,211	1,918
Adjusted funds from operations available to common stockholders	$45,129	$30,842	$156,141	$122,740

This press release includes Funds From Operations, or FFO, which is a non-GAAP financial measure.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization.  The Company believes that FFO is an important supplemental measure of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

The Company uses FFO as one of several criteria to measure the operating performance of its business.  The Company further believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers this measure to assist the users of its financial statements in analyzing its performance; however, this is not a measure of financial performance under GAAP and should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on this measure as a substitute for any GAAP measure, including net income.

Adjusted FFO is calculated as FFO available to common stockholders less non-cash stock-based compensation and one-time revenue and expense items.  The Company believes that Adjusted FFO provides an enhanced measure of the operating performance of the Company’s core portfolio as a REIT.  The Company's computation of Adjusted FFO is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for this Company.

The Company currently expects its 2011 Adjusted FFO available to common stockholders to be between $1.80 and $1.86 per diluted share.  The following table presents a reconciliation of our guidance regarding quarterly 2011 FFO and Adjusted FFO to net income available to common stockholders:

	2011 Projected AFFO
Per diluted share:
Net income available to common stockholders	$0.67	−	$0.69
Adjustments:
Depreciation and amortization	1.03	−	1.07
Funds from operations available to common stockholders	$1.70	−	$1.76

Adjustments:
Preferred stock redemption charge	0.03	−	0.03
Restricted stock expense	0.07	−	0.07
Adjusted funds from operations available to common stockholders	$1.80	−	$1.86

The table below reconciles reported revenues and expenses to revenues and expenses excluding nursing home revenues and expenses of owned and operated assets:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(in thousands)

Total operating revenues	$71,114	$49,373	$258,321	$197,438
Nursing home revenues of owned and operated assets	—	4,885	7,336	18,430
Revenues excluding nursing home revenues of owned and operated assets	$71,114	$44,488	$250,985	$179,008

Total operating expenses	$29,252	$23,710	$109,384	$81,553
Nursing home expenses of owned and operated assets	149	4,882	7,998	20,632
Expenses excluding nursing home expenses of owned and operated assets	$29,103	$18,828	$101,386	$60,921

This press release includes references to revenues and expenses excluding nursing home owned and operated assets, which are non-GAAP financial measures.  The Company believes that the presentation of the Company's revenues and expenses, excluding nursing home owned and operated assets, provides a useful measure of the operating performance of the Company's core portfolio as a real estate investment trust in view of the disposition of all but two of the Company's owned and operated assets and short term holding of owned and operated assets.  Effective June 1, 2010, the Company no longer operates any facilities; therefore the revenues and expenses of these two entities are not included in our consolidated statements of income after that effective date.

The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ending December 31, 2010:

Portfolio Composition ($000's)

Balance Sheet Data	# of Properties	# of Operating Beds	Investment	% Investment
Real Property(1)	386	42,947	$2,386,056	96%
Loans Receivable(2)	13	1,555	108,557	4%
Total Investments	399	44,502	$2,494,613	100%

Investment Data	# of Properties	# of Operating Beds	Investment	% Investment	Investment per Bed
Skilled Nursing Facilities (1) (2)	384	43,699	$2,427,600	98%	$56
Assisted Living Facilities	10	510	33,540	1%	66
Specialty Hospitals and Other	5	293	33,473	1%	114
	399	44,502	$2,494,613	100%	$56

Note: table above excludes one closed facility classified as held-for-sale. (1) Includes $19.2 million for lease inducement. (2) Includes $0.8 million of unamortized principal.

Revenue Composition ($000's)

Revenue by Investment Type (1)	Three Months Ended		Twelve Months Ended
	December 31, 2010		December 31, 2010
Rental Property	$67,744	95%	$232,772	94%
Mortgage Notes	2,682	4%	10,391	4%
Other Investment Income	654	1%	3,936	2%
	$71,080	100%	$247,099	100%

Revenue by Facility Type (1)	Three Months Ended		Twelve Months Ended
	December 31, 2010		December 31, 2010
Skilled Nursing Facilities	$68,622	96%	$236,272	95%
Assisted Living Facilities	681	1%	2,563	1%
Specialty Hospitals	1,123	2%	4,328	2%
Other	654	1%	3,936	2%
	$71,080	100%	$247,099	100%

(1) Excludes revenue from owned and operated assets.

Operator Concentration ($000's)

Concentration by Investment	# of Properties	Investment	% Investment
CommuniCare Health Services	36	$321,578	13%
Airamid	38	263,560	10%
Sun Healthcare Group, Inc.	40	226,483	9%
Signature Holdings, LLC	32	222,771	9%
Gulf Coast.	17	146,636	6%
Formation Capital	16	146,027	6%
Guardian LTC Management (1)	23	145,171	6%
Advocat Inc.	36	144,595	6%
LaVie	17	117,654	5%
Nexion	20	85,538	3%
Remaining 40 Operators (2)	124	674,600	27%
	399	$2,494,613	100%

Note: table above excludes one closed facility classified as held-for-sale. (1) Investment amount includes a $19.2 million lease inducement. (2) Includes $0.8 million of unamortized principal.

Concentration by State	# of Properties	Investment	% Investment
Florida (1)	86	$596,828	24%
Ohio	50	355,664	15%
Pennsylvania	25	174,051	7%
Texas	31	160,281	6%
Tennessee	16	114,329	5%
Maryland	10	98,557	4%
West Virginia (2)	10	79,182	3%
Colorado	11	70,823	3%
Indiana	18	69,670	3%
Kentucky	15	63,609	3%
North Carolina	11	59,578	2%
Alabama	11	57,630	2%
Massachusetts	8	57,010	2%
Louisiana	14	55,343	2%
Mississippi	6	52,417	2%
Arkansas	12	47,313	2%
Remaining 19 States	65	382,328	15%
	399	$2,494,613	100%
Note: table above excludes one closed facility classified as held-for-sale. (1) Includes $0.8 million of unamortized principal. (2) Investment amount includes a $19.2 million lease inducement.

Revenue Maturities ($000's)

Operating Lease Expirations & Loan Maturities	Year	Current Lease Revenue (1)	Current Interest Revenue (1)	Lease and Interest Revenue	%
2011	4,955	-	4,955	2%
2012	4,813	-	4,813	2%
2013	34,138	-	34,138	13%
2014	2,005	691	2,696	1%
2015	2,251	-	2,251	1%
Thereafter	210,507	10,815	221,322	81%
$258,669	$11,506	$270,175	100%

(1) Based on 2011 contractual rents and interest (assumes no annual escalators).

Selected Facility Data
TTM ending 9/30/2010	Coverage Data
% Revenue Mix	Before	After
Census (1)	Private	Medicare	Mgmt. Fees	Mgmt. Fees
Total Portfolio	84.0%	7.3%	25.2%	2.0	x	1.6	x

(1)	Based on available beds.

The following table presents a debt maturity schedule for the period ending December 31, 2010:

Debt Maturities ($000’s)		Secured Debt
	Year	Lines of Credit (1)	HUD Mortgages (2)	Senior Notes	Sub Notes	Total
	2011	$-	$-	$-	$-	$-
	2012	-	-	-	-	-
	2013	-	-	-	-	-
	2014	320,000	-	-	-	320,000
	2015	-	-	-	-	-
	Thereafter	-	180,891	950,000	20,000	1,150,891
		$320,000	$180,891	$950,000	$20,000	$1,470,891

(1) Reflected at 100% borrowing capacity. (2) Excludes $20.4 million of fair market valuations.

The following table presents investment activity for the three- and twelve - month periods ending December 31, 2010:

Investment Activity ($000's)
	Three Months Ended		Twelve Months Ended
	December 31, 2010		December 31, 2010
	$ Amount	%	$ Amount	%
Funding by Investment Type:
Real Property	$-	0%	$588,718	92%
Mortgages	18,285	66%	20,656	3%
Other	9,369	34%	28,404	5%
Total	$27,654	100%	$637,778	100%